Exhibit 5.2

October 26, 2011	ATTORNEYS AT LAW VEREX PLAZA 150 EAST GILMAN STREET MADISON, WI 53703-1481 POST OFFICE BOX 1497 MADISON, WI 53701-1497 608.257.5035 TEL 608.258.4258 FAX foley.com

CDW Technologies, Inc.

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Wisconsin counsel to CDW Technologies, Inc., a Wisconsin corporation (the “Wisconsin Guarantor”), in connection with the Wisconsin Guarantor’s proposed Guarantees (as defined below), along with the other guarantors under the Indentures (as defined below), of an aggregate principal amount of (i) up to $500,000,000 in aggregate principal amount of the Issuers’ (as defined below) 8.0% Senior Secured Notes due 2018, Series B (the “Senior Secured Exchange Notes”), and (ii) up to $1,175,000,000 of the Issuers’ 8.5% Senior Notes due 2019, Series B (the “Senior Exchange Notes” and, collectively with the Senior Secured Notes, the “Exchange Notes”). The Exchange Notes are to be issued by CDW LLC, an Illinois limited liability company (“CDW”), and CDW Finance Corporation, a Delaware corporation (“CDW Finance” and, together with CDW, the “Issuers”), in connection with exchange offers to be made pursuant to a Registration Statement on Form S-4, initially filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2011, under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as it may be subsequently amended, is hereinafter referred to as the “Registration Statement”. The obligations of the Issuers under the Senior Secured Exchange Notes will be guaranteed by the Wisconsin Guarantor and certain other guarantors (collectively, the “Senior Secured Exchange Note Guarantees”). The obligations of the Issuers under the Senior Exchange Notes will be guaranteed by the Wisconsin Guarantor and certain other guarantors (collectively, the “Senior Exchange Note Guarantees” and, together with the Senior Secured Exchange Note Guarantees, the “Guarantees”). The Senior Secured Exchange Notes and the Senior Secured Exchange Note Guarantees are to be issued pursuant to that certain Indenture dated as of December 17, 2010 (the “Original Senior Secured Indenture”), by and among the Issuers, the Wisconsin Guarantor, the other guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Senior Secured Note Supplemental Indenture dated as of March 29, 2011 (the “Existing Senior Secured Supplemental Indenture”; the Original Senior Secured Indenture, as supplemented by the Existing Senior Secured Supplemental Indenture and as further amended and supplemented from time to time, is hereinafter referred to as the “Senior Secured Indenture”), by and among the Issuers, the Wisconsin Guarantor, the other guarantors named therein, and the Trustee. The Senior Exchange Notes and the Senior Exchange Note Guarantees are to be issued pursuant to the Indenture, dated as of April 13, 2011 (the “Original Senior Indenture”), by and between CDW Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), and the Trustee, as supplemented by the Assumption Supplemental Indenture dated as of April 13, 2011, by and among the Issuers, the Wisconsin Guarantor, the other guarantors named therein, the Escrow Issuer, and the Trustee, and as further supplemented by the Second Supplemental Indenture dated as of May 20, 2011 (collectively, the “Existing Senior Supplemental Indentures”; the Original Senior Indenture, as supplemented by the Existing Senior Supplemental Indentures and as further

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CDW Technologies, Inc.

October 26, 2011

amended and supplemented from time to time, is hereinafter referred to as the “Senior Indenture”), by and among the Issuers, the Wisconsin Guarantor, the other guarantors named therein, the Escrow Issuer, and the Trustee. The Senior Secured Indenture and the Senior Indenture are hereinafter collectively referred to as the “Indentures”. The Senior Secured Exchange Notes and Senior Secured Exchange Note Guarantees are to be issued in exchange for and in replacement of the Issuers’ outstanding 8.0% Senior Secured Notes due 2018 (the “Outstanding Senior Secured Notes”) and the guarantees thereof, of which $500,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement. The Senior Exchange Notes and Senior Exchange Note Guarantees are to be issued in exchange for and in replacement of the Issuers’ outstanding 8.5% Senior Exchange Notes due 2019 (the “Outstanding Senior Exchange Notes” and, together with the Outstanding Senior Secured Notes, the “Outstanding Notes”) and the guarantees thereof, of which $1,175,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In rendering this opinion, we have, with your permission, relied on certificates of governmental officials and, as to certain factual matters, the officer’s certificate annexed hereto as Exhibit A (the “Officer’s Certificate”) and assumed, without investigation, verification or inquiry, that: (i) all natural persons who are signatories to the documents reviewed by us were legally competent at the time of execution; (ii) all signatures on the documents reviewed by us are genuine; and (iii) the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original.

In connection with the preparation of this opinion, we have reviewed, among other things, (i) the articles of incorporation and by-laws of the Wisconsin Guarantor, as amended and attached to the Officer’s Certificate (collectively, the “Organizational Documents”), (ii) certain resolutions adopted by unanimous written consent of the Wisconsin Guarantor’s board of directors, as attached to the Officer’s Certificate (the “Authorizing Resolutions”), and (iii) executed copies of the Indentures.

We note that various issues are addressed in the opinion of Kirkland & Ellis LLP, separately delivered to you, and we express no opinion with respect to those matters.

Based upon the foregoing, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.     Based solely on a certificate of the Wisconsin Department of Financial Institutions, the Wisconsin Guarantor is a corporation validly existing under the laws of the State of Wisconsin. The Wisconsin Guarantor has filed its most recent required annual report, and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions.

2.    The Wisconsin Guarantor has the corporate power to enter into, and perform its obligations under, the Guarantees. The Wisconsin Guarantor’s execution and delivery of, and the performance of its obligations under, the Guarantees have been duly authorized by all necessary corporate action on the part of the Wisconsin Guarantor.

3.    To the extent the Wisconsin Guarantor’s execution and delivery of the Guarantees are governed by Wisconsin law or the Organizational Documents or Authorizing Resolutions, the Wisconsin Guarantor has duly executed and delivered the Guarantees.

CDW Technologies, Inc.

October 26, 2011

4.    No authorization, consent, approval, or other action by, nor any notice to or filing with, any State of Wisconsin governmental authority or regulatory body is required to be obtained or made by the Wisconsin Guarantor for its due execution and delivery of, or the performance of its payment obligations under, the Guarantees, except (a) such as have been duly obtained or made and are in full force and effect, and (b) such as may be required by orders, decrees and the like that are specifically applicable to the Wisconsin Guarantor and of which we have no knowledge.

5.    The Wisconsin Guarantor’s execution and delivery of, and performance by the Wisconsin Guarantor of its obligations under, the Guarantees do not: (a) constitute a breach or violation of the Organizational Documents of the Wisconsin Guarantor; or (b) result in a violation of any applicable law, statute, or regulation of the State of Wisconsin (other than those laws, rules, and regulations specifically excluded below or otherwise specifically addressed in this opinion) which, in our experience, is normally applicable to transactions of the type contemplated by the Guarantees, without our having made any special investigation as to the applicability of any specific law, rule or regulation.

The foregoing opinions are subject to the following additional assumptions and qualifications:

A.    Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or with reference to matters of which we are aware or which are known to us, or with similar qualification, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of the individual attorneys in this firm who have participated directly and substantively in the specific financing transaction to which this opinion relates and without any special or additional investigation undertaken for purposes of this opinion.

B.    Except for records of the Wisconsin Guarantor attached to the Officer’s Certificate and a certificate of status of the Wisconsin Guarantor issued by the Wisconsin Department of Financial Institutions, we have not examined the records of the Wisconsin Guarantor, any other guarantor, any Issuer, the Trustee, any lender or noteholder, or any court or any public, quasi-public, private, or other office in any jurisdiction, and our opinions are subject to matters that an examination of such records would reveal.

C.    We have made no examination of, and express no opinion as to, whether or not the Wisconsin Guarantor is in compliance with any representations or warranties, affirmative or negative covenants, or other obligations contained in the Guarantees, the Indentures or any agreement, instrument or document executed in connection therewith.

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply, and we express no opinion herein as to the laws of any other jurisdiction (including, without limitation, the federal laws of the United States of America). These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation to update or supplement these opinions after the date of effectiveness of the Registration Statement to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

CDW Technologies, Inc.

October 26, 2011

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any purpose. This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided to you solely in connection with the Wisconsin Guarantor’s issuance of the Guarantees. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority, without our prior written consent. Notwithstanding the foregoing, Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP